EXHIBIT 10


April 22, 1997


Composite Deferred Series, Inc.
601 W. Main Avenue, Suite 801
Spokane WA  99201-0613

Gentlemen:

     In connection with an Post-Effective Amendment No. 14 to the Registration Statement now being filed by your company with the Securities and Exchange Commission relating to an offering of capital stock of the corporation without par value, we hereby certify that, as attorneys of this corporation, we have examined the corporate proceedings relating to the incorporation of the company, the By-laws and Distributor and Management Contract, and all other matters hereinafter referred to.
     It is our opinion that Composite Deferred Series, Inc. is a corporation duly organized and existing under the laws of the State of Washington, with an authorized capital stock of 10,000,000,000 shares without par value, all of which shares are of one class and have equal voting power. The capital stock referred to herein is nonassessable and, upon being issued for proceeds to the company of not less than the net asset value of such shares at the time of sale, will be fully paid for under the laws of the State of Washington.


Very truly yours,

PAINE, HAMBLEN, COFFIN,
  BROOKE & MILLER LLP

/s/ Lawrence R. Small
Lawrence R. Small
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                                   EXHIBIT 10

April 22, 1997



Composite Deferred Series, Inc.
601 W. Main Avenue, Suite 801
Spokane, WA  99201-0613

Gentlemen:

     We hereby consent to the use of our written opinion dated April 22, 1997, upon the validity of the incorporation of Composite Deferred Series, Inc. and upon the designation of the authorized common stock of said company in the Articles of Incorporation. We also consent to the use of our opinion to the extent it may be necessary to describe the common stock being offered for sale pursuant to the Prospectus.

Very truly yours,

PAINE, HAMBLEN, COFFIN,
  BROOKE & MILLER LLP
/s/ Lawrence R. Small
Lawrence R. Small